Exhibit 99.1
PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release                                                                                                                                          12-013

Date:  July 23, 2012                                                                Contact:         Terrence Jamerson
                                                Director, Finance & Investor Relations

Helix Reports Second Quarter 2012 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $44.6 million, or $0.42 per diluted share, for the second quarter of 2012 compared with net income of $41.3 million, or $0.39 per diluted share, for the same period in 2011, and net income of $65.7 million, or $0.62 per diluted share, in the first quarter of 2012. The net income for the six months ended June 30, 2012 was $110.4 million, or $1.04 per diluted share, compared with net income of $67.2 million, or $0.63 per diluted share, for the six months ended June 30, 2011.

Second quarter 2012 results were impacted by a $14.6 million pre-tax charge ($0.09 per share after-tax) related to the decision to “cold stack” the Subsea Construction vessel, Intrepid, to reduce the book value to the vessel’s estimated fair value.

In addition, we reached an agreement to acquire the Discoverer 534 drillship (D534). After closing and delivery to Singapore, the drillship will be converted into a well intervention vessel. The D534 is expected to enter service in the Gulf of Mexico in the first half of 2013.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “notwithstanding that both the Q4000 and the Seawell were out of service for a good portion of the second quarter due to longer than anticipated regulatory dry docks, Helix managed a fairly good second quarter, resulting in much stronger financial performance for the first half of 2012 compared to last year. Activity levels for both our Well Intervention and Robotics businesses remain strong as we continue to grow backlog. The addition of the D534 to our fleet will allow us to address the robust demand for well intervention services in the near term. In addition, we are pleased to report success on our Danny II exploratory well.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Six Months Ended
	June 30		March 31	June 30
	2012	2011	2012	2012	2011
Revenues	$347,394	$338,319	$407,927	$755,321	$629,926

Gross Profit (Loss):
Operating	$108,907	$119,710	$162,464	$271,371	$197,132
	31%	35%	40%	36%	31%
Contracting Services Impairments (1)	(14,590)	--	--	(14,590)	--
Oil and Gas Impairments (2)	--	(11,573)	--	--	(11,573)

Exploration Expense (3)	(1,092)	(7,939)	(754)	(1,846)	(8,285)
Total	$93,225	$100,198	$161,710	$254,935	$177,274

Net Income Applicable to Common Shareholders	$44,641	$41,313	$65,727	$110,368	$67,170

Diluted Earnings Per Share	$0.42	$0.39	$0.62	$1.04	$0.63

Adjusted EBITDAX (4)	$151,526	$175,840	$208,641	$360,167	$325,059

Note: Footnotes appear at end of press release.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)
	Three Months Ended
	June 30,		March 31,
	2012	2011	2012
Revenues:
Contracting Services	$209,557	$171,353	$244,544
Production Facilities	19,963	20,545	20,022
Oil and Gas	149,933	172,458	178,085
Intercompany Eliminations	(32,059)	(26,037)	(34,724)
Total	$347,394	$338,319	$407,927

Income (Loss) from Operations:
Contracting Services	$33,813	$30,565	$59,124
Production Facilities	9,882	11,920	10,049
Oil and Gas	51,465	62,576	80,035
Ineffectiveness on Oil and Gas Derivative Commodity Contracts	10,069	-	(2,339)
Contracting Services Impairments (1)	(14,590)	--	--
Oil and Gas Impairments (2)	--	(11,573)	-
Exploration Expense (3)	(1,092)	(7,939)	(754)
Corporate	(11,158)	(9,112)	(10,898)
Intercompany Eliminations	98	(19)	(3,020)
Total	$78,487	$76,418	$132,197
Equity in Earnings of Equity Investments	$5,748	$5,887	$407

Note: Footnotes appear at end of press release.

Contracting Services

o
Subsea Construction revenues increased slightly in the second quarter of 2012 compared to the first quarter of 2012 primarily due to strong utilization for the Express while working offshore Israel. On a combined basis, Subsea Construction vessel utilization decreased to 73% in the second quarter of 2012 from 94% in the first quarter of 2012 due to the Intrepid being idle for most of the second quarter of 2012. The Caesar worked the entire second quarter of 2012 offshore Mexico on an accommodations project.

o
Revenues in our Robotics business unit decreased slightly in the second quarter of 2012, compared to the first quarter of 2012, as a result of utilizing fewer spot vessels. Earnings contribution from Robotics continues to be strong as we expand our capacity in order to meet new long-term service agreements and robust activity levels. Vessel utilization for the second quarter of 2012 was 92%, compared to 93% in the first quarter of 2012.

o
Well Intervention revenues decreased in the second quarter of 2012 due to extended regulatory dry dock periods for both the Q4000 and Seawell. Vessel utilization in the North Sea was 78% in the second quarter of 2012 compared to 93% in the first quarter of 2012. Vessel utilization in the Gulf of Mexico (Q4000) was 45% in the second quarter of 2012 compared to 67% in the first quarter of 2012 due to the extended regulatory dry dock of the vessel. On a combined basis, vessel utilization decreased to 67% in the second quarter of 2012 compared to 84% in the first quarter of 2012.

Production Facilities

o	The Helix Producer I continued its deployment on the Phoenix field throughout the second quarter of 2012.

Oil and Gas

o	Oil and Gas revenues decreased in the second quarter of 2012 compared to the first quarter of 2012 primarily due to both decreased production and slightly lower realized prices.

o
Some of our fields were shut-in briefly in June for Tropical Storm Debby. In addition, oil production at our SMI 130 property was offline approximately 20 days for mandated regulatory repairs in May. Production in the second quarter of 2012 totaled 1.7 MMboe compared to 2.0 MMboe in the first quarter of 2012.

o
The average price realized for oil, including the effects of settled oil hedge contracts, totaled $107.51 per barrel in the second quarter of 2012 compared to $109.18 per barrel in the first quarter of 2012. For natural gas and natural gas liquids, including the effect of settled natural gas hedge contracts, we realized $5.76 per thousand cubic feet of gas equivalent (Mcfe) in the second quarter of 2012 compared to $5.82 per Mcfe in the first quarter of 2012.

o
Our third quarter oil and gas production has averaged approximately 17.5 thousand barrels of oil equivalent per day (Mboe/d) through July 22, 2012, compared to an average of 18.5 Mboe/d in the second quarter of 2012.

o
We currently have oil and gas hedge contracts in place for 2.6 MMBoe (1.6 million barrels of oil and 5.6 Bcf of gas) for the remainder of 2012 and 3.7 MMBoe (2.7 million barrels of oil and 6.0 Bcf of gas) for 2013.

Other Expenses

o	Selling, general and administrative expenses were 7.1% of revenue in the second quarter of 2012, 6.3% in the first quarter of 2012 and 7.0% in the second quarter of 2011.

o
Net interest expense and other decreased to $20.3 million in the second quarter of 2012 from $38.8 million in the first quarter of 2012, due primarily to premiums paid in the first quarter of 2012 upon repurchases of $200.0 million of our senior unsecured notes ($9.5 million) and $142.2 million of our convertible senior notes ($1.8 million). In conjunction with these first quarter 2012 transactions, we also expensed a portion of our previously capitalized deferred financing costs ($2.3 million), and accelerated a portion of our unamortized debt discount ($3.5 million). Total impact of these debt extinguishment transactions was approximately $17.1 million in the first quarter of 2012. Net interest expense decreased to $18.6 million in the second quarter of 2012 compared with $21.8 million in the first quarter of 2012.

Financial Condition and Liquidity

o
Consolidated net debt at June 30, 2012 decreased to $531 million from $560 million as of March 31, 2012. Our total liquidity at June 30, 2012 was approximately $1.1 billion, consisting of cash on hand of $650 million and revolver availability of $454 million. Net debt to book capitalization as of June 30, 2012 was 25%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

o
We incurred capital expenditures (including capitalized interest) totaling $76 million in the second quarter of 2012, compared to $107 million in the first quarter of 2012 and $75 million in the second quarter of 2011.

o	Footnotes to “Summary of Results”:
(1)	Second quarter 2012 asset impairment charge related to decision to “cold stack” the Subsea Construction vessel, Intrepid. Charge reduces vessel’s book value to its estimated fair value.
(2)
Second quarter 2011 oil and gas impairments of $11.6 million were primarily associated with five of our Gulf of Mexico oil and gas properties. The impairment charges primarily reflect a premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.

(3)	Second quarter 2011 included $6.6 million of exploration costs associated with an offshore lease expiration.
Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:
(1)	Second quarter 2012 asset impairment charge related to decision to “cold stack” the Subsea Construction vessel, Intrepid. Charge reduces vessel’s book value to its estimated fair value.
(2)
Second quarter 2011 oil and gas impairments of $11.6 million were primarily associated with five of our Gulf of Mexico oil and gas properties. The impairment charges primarily reflect a premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.

(3)	Second quarter 2011 included $6.6 million of exploration costs associated with an offshore lease expiration.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its second quarter 2012 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, July 24, 2012, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-550-1479 for persons in the United States and +1-954-357-2908 for international participants. The passcode is "Tripodo".  A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net revenues:
Contracting services	$197,461	$165,861	$427,303	$288,609
Oil and gas	149,933	172,458	328,018	341,317
	347,394	338,319	755,321	629,926
Cost of sales:
Contracting services	147,156	116,521	304,124	223,428
Contracting services impairments	14,590	-	14,590	-
Oil and gas	92,423	110,027	181,672	217,651
Oil and gas impairments	-	11,573	-	11,573
	254,169	238,121	500,386	452,652

Gross profit	93,225	100,198	254,935	177,274
Loss on sale of assets, net	(236)	(22)	(1,714)	(6)
Ineffectiveness on oil and gas derivative commodity contracts	10,069	-	7,730	-
Selling, general and administrative expenses	(24,571)	(23,758)	(50,267)	(48,739)
Income from operations	78,487	76,418	210,684	128,529
Equity in earnings of investments	5,748	5,887	6,155	11,537
Net interest expense and other	(20,319)	(24,025)	(59,120)	(45,601)
Income before income taxes	63,916	58,280	157,719	94,465
Provision for income taxes	18,476	16,171	45,753	25,721
Net income, including noncontrolling interests	45,440	42,109	111,966	68,744
Net income applicable to noncontrolling interests	(789)	(786)	(1,578)	(1,554)
Net income applicable to Helix	44,651	41,323	110,388	67,190
Preferred stock dividends	(10)	(10)	(20)	(20)
Net income applicable to Helix common shareholders	$44,641	$41,313	$110,368	$67,170

Weighted Avg. Common Shares Outstanding:
Basic	104,563	104,673	104,547	104,573
Diluted	105,042	105,140	105,012	105,024

Earnings Per Share of Common Stock:
Basic	$0.42	$0.39	$1.05	$0.63
Diluted	$0.42	$0.39	$1.04	$0.63

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2012	Dec. 31, 2011	(in thousands)	Jun. 30, 2012	Dec. 31, 2011
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$ 649,503	$ 546,465	Accounts payable	$ 156,738	$ 147,043
Accounts receivable	239,449	276,156	Accrued liabilities	177,225	239,963
Other current assets	117,979	121,621	Income taxes payable	3,065	1,293
			Current mat of L-T debt (1)	12,997	7,877
Total Current Assets	1,006,931	944,242	Total Current Liabilities	350,025	396,176

Net Property & Equipment:			Long-term debt (1)	1,167,908	1,147,444
Contracting Services	1,519,509	1,459,665	Deferred income taxes	445,817	417,610
Oil and Gas	839,784	871,662	Asset retirement obligations	135,235	161,208
Equity investments	173,543	175,656	Other long-term liabilities	8,832	9,368
Goodwill	62,252	62,215	Convertible preferred stock (1)	1,000	1,000
Other assets, net	86,786	68,907	Shareholders' equity (1)	1,579,988	1,449,541
Total Assets	$ 3,688,805	$ 3,582,347	Total Liabilities & Equity	$ 3,688,805	$ 3,582,347

(1)			Net debt to book capitalization - 25% at June 30, 2012. Calculated as total debt less cash and equivalents ($531,402)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,112,390).

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	2Q12	2Q11	1Q12	2012	2011
	(in thousands)

Net income applicable to common shareholders	$44,641	$41,313	$65,727	$110,368	$67,170
Non-cash impairments	14,590	11,573	-	14,590	11,573
Loss (gain) on asset sales	236	22	1,478	1,714	(747)
Preferred stock dividends	10	10	10	20	20
Income tax provision	18,476	16,171	27,277	45,753	25,721
Net interest expense and other	20,319	24,022	38,801	59,120	46,342
Ineffectiveness on oil and gas derivative commodity contracts	(10,069)	-	2,339	(7,730)	-
Depreciation and amortization	62,231	74,790	72,255	134,486	166,695
Exploration expense	1,092	7,939	754	1,846	8,285

Adjusted EBITDAX	$151,526	$175,840	$208,641	$360,167	$325,059

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended June 30, 2012

Earnings Release:

Reconciliation of significant items:

2Q12
(in thousands, except earnings per share data)

Contracting services impairments	$ 14,590
Tax benefit	(5,107)
Contracting services impairments, net:	$ 9,483

Diluted shares	105,042
Net after income tax effect per share	$ 0.09